EXHIBIT 23.1

Pinnacle Accountancy Group of Utah

CERTIFIED PUBLIC ACCOUNTANTS

A DBA OF HEATON & COMPANY, PLLC

1438 NORTH HIGHWAY 89, SUITE 120

FARMINGTON, UTAH 84025

_______________

(801) 447-9572 FAX (801) 447-9578

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pacific Sports Exchange, Inc.

Punta Gorda, FL

We hereby consent to the incorporation of our report dated November 27, 2019 with respect to the financial statements of Pacific Sports Exchange, Inc. for the period ending August 31, 2019, in the Registration Statement of Pacific Sports Exchange, Inc. on Form S-1 Post-Effective Amendment No. 1 filed on or about December 6, 2019. We also consent the use of our name and the references to us included in the Registration Statement.

/s/ Pinnacle Accountancy Group of Utah.

Pinnacle Accountancy Group of Utah

Farmington, Utah

December 11, 2019